Exhibit 5.1

February 11, 2015

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

Re:	Registration Statement on Form S-1 (Registration No. 333-201481)

Ladies and Gentlemen:

We have acted as counsel for Chanticleer Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, as may be amended from time to time, (Registration No. 333-201481) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to stockholders of the Company in connection with the distribution by the Company to its stockholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase up to 8,500,000 shares (the “Rights Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Rights Offering”). The Registration Statement relates to the Rights and the Rights Shares that may be issued and sold by the Company upon exercise of the Rights.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with rendering this opinion letter, we have reviewed (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to the date hereof, (iii) the Bylaws of the Company, as amended to the date hereof, (iv) certain resolutions adopted by the board of directors of the Company relating to the registration of the Rights and the Rights Shares, (v) the terms of the Rights Offering and related matters, (vi) a specimen certificate representing the Common Stock; (vii) a specimen certificate representing the Rights; and (viii) such other documents as we have considered appropriate for the purposes of this opinion.

In rendering the opinions set forth below, we have examined originals or copies, identified to our satisfaction, of such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. We have also assumed that the Common Stock will, when issued, be evidenced by appropriate certificates that have been properly executed and delivered. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

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The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Rights have been duly authorized and, when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Rights Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of Rights as contemplated in the Prospectus, the Rights Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date of effectiveness of the Registration Statement unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws after that date.

Very truly yours,

/s/ Libertas Law Group, Inc.